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                                                          Exhibit 99.B(h)(iv)(b)

          AMENDMENT #3 TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement dated November 1, 2000 as amend from time to time by and between JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, FRANKLIN TEMPLETON SERVICES, LLC is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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FRANKLIN TEMPLETON VARIABLE SERVICES, LLC      JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY

By: ___________________                        By: ___________________

Name: ________________                         Name: ________________

Date: _________________                        Date: _________________
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